                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------
             FORM 4                                                                                           OMB APPROVAL
-------------------------------------------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------


1. Name and Address of Reporting Person *

Ivy                         Madie
   (Last)                   (First)                 (Middle)

1330 Avenue of the Americas
                            (Street)

New York                    New York                  10019
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)


3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement of Month/Year

September 1998


5. If Amendment, Date or Original (Month/Year)



6. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Common shares, par value $1.00
per share                                                                                       8,636          (D)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                     127,952          (I)      (1)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                       3,000          (I)      (2)
Common shares, par value $1.00
per share                          9/2/98       P                1,000     A    $16.875       455,457          (I)      (3)
Common shares, par value $1.00
per share                          9/2/98       P                5,000     A    $16.750       455,457          (I)      (3)
Common shares, par value $1.00
per share                          9/3/98       P                5,000     A    $16.125       455,457          (I)      (3)
Common shares, par value $1.00
per share                          9/4/98       P               10,000     A    $15.625       455,457          (I)      (3)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                      10,695          (I)      (4)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                       5,348          (I)      (5)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Common shares, par value $1.00
per share                                                                                     465,241          (I)      (6)
Common shares, par value $1.00
per share                                                                                     792,505          (I)      (7)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class B Warrants                           $20/sh(8)                                                            1/27/98    1/27/08
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares                 735                             735          (D)
Common shares                  64                              64          (D)
Common shares                  86                              86          (D)
Common shares             107,451                         107,451          (I)       (3)
Common shares             871,427                         871,427          (I)       (3)
Common shares             105,097                         105,097          (I)       (3)
Common shares             276,240                         276,240          (I)       (3)
Common shares               1,176                           1,176          (I)       As Trustee (4)
Common shares                 102                             102          (I)       As Trustee (4)
Common shares                 137                             137          (I)       As Trustee (4)
Common shares              11,765                          11,765          (I)       As Trustee (1)
Common shares               1,017                           1,017          (I)       As Trustee (1)
Common shares               1,372                           1,372          (I)       As Trustee (1)
Common shares                 588                             588          (I)       As Trustee (5)
Common shares                  51                              51          (I)       As Trustee (5)
Common shares                  69                              69          (I)       As Trustee (5)
Common shares              51,177                          51,177          (I)       (6)
Common shares               4,422                           4,422          (I)       (6)
---------------------  ---------------  -------------  -------------  -------------  --------------

                                   Page 3 of 4

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                           $20/sh                                                              12/22/97    12/22/07
Class A Warrants                           $20/sh                                                              12/3/97     12/3/07
Class A Warrants                           $20/sh                                                              12/17/97    12/17/07
Class A Warrants                           $20/sh                                                              12/22/97    12/22/07
Options (right to buy)                     $20/sh        9/30/98     J               17,857                    12/12/97    12/12/07
Options (right to buy)                     $25 1/2/sh    9/30/98     J               15,357                    5/27/98     5/04/08
Options (right to buy)                     $20/sh        9/30/98     J               17,857                    12/12/97    12/12/07
Options (right to buy)                     $25 1/2/sh    9/30/98     J               15,357                    5/27/98     5/04/08
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares               5,969                          5,969           (I)       (6)
Common shares              86,147                         86,147           (I)       (7)
Common shares               7,443                          7,443           (I)       (7)
Common shares              10,048                         10,048           (I)       (7)
Common shares              17,857            $0           17,857           (I)       (2)
Common shares              15,357            $0           15,357           (I)       (2)
Common shares              17,857            $0           17,857           (I)       (2)
Common shares              15,357            $0           15,357           (I)       (2)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

1.  Held by Head Company Profit Sharing Plan.
2.  Held by trust(s) for the benefit of heir(s) of Madie Ivy.
3. Held by HMI Partners L.P., of which Madie Ivy is a General Partner of the General Partner.
4.  Held by the Head Family Foundation.
5.  Held by Head Company Pension Plan.
6. Held by Drake Holdings Limited, of which Madie Ivy is a partner of the general partner of a shareholder.
7. Held by ESG Partners (Bermuda) L.P., of which Madie Ivy is a Managing Member of the general partner.
8.  Exercise Price of Class B Warrants decreases in future.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

               /s/ Madie Ivy                             October 5, 1998
-----------------------------------------------       --------------------
      **Signature of Reporting Person                         Date

                 Madie Ivy
                                   Page 4 of 4